Exhibit 10.13

AMENDMENT NO. 2 TO
CIMAREX ENERGY CO.
2002 STOCK INCENTIVE PLAN

Cimarex Energy Co., a Delaware corporation (the “Company”), established the Cimarex Energy Co. 2002 Stock Incentive Plan (the “Plan”), effective as of October 1, 2002, and amended the Plan, effective as of March 3, 2003. The Company wishes to amend the Plan as provided below.

Recitals

A.                                   The Plan provides for the grant of equity-based compensation awards, including stock options, restricted stock, and stock units. The Company has granted stock units that are subject to vesting that, as of the date of this Amendment, have not vested and have not become payable.

B.                                     Section 10.4 of the Plan provides that outstanding awards under the Plan will become fully vested and payable or freely transferable upon the occurrence of a “Change of Control Event” as defined in Section 2.5 of the Plan. The award agreements have incorporated by reference the definition of “Change of Control Event” set forth in Section 2.5 of the Plan.

C.                                     The Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, a wholly-owned subsidiary of the Company, and Magnum Hunter Resources, Inc. (“MHR”) pursuant to which MHR will become a wholly-owned subsidiary of the Company (the “Transaction”). Pursuant to the Merger Agreement and following the closing of the Transaction, the present stockholders of the Company will own approximately 55% of the Company and it is expected that the current management of the Company will continue to manage the Company.

D.                                    In as much as the current stockholders of the Company will continue to own approximately 51% of the Company and it is expected that the current management of the Company will continue to manage the Company, the Company does not believe that (1) the Transaction will result in a change in the actual operational control of the Company and (2) it was never intended that an event like the Transaction would result in accelerated vesting and payout of the stock units granted under the Plan or the accelerated vesting and free transferability of restricted stock granted under the Plan.

E.                                      Section 10.1 provides that the Company’s Board of Directors can amend the Plan at any time. Section 10.5 provides that the Company may amend outstanding awards under the Plan; provided that if the amendment is adverse to the holder of the award, the amendment will not be effective without the holder’s consent.

F.                                      Certain holders of the outstanding units and restricted stock have waived any rights they may have to accelerated vesting and payment of their units or accelerated vesting and free transferability of their restricted stock if the Transaction closes and have consented to the amendment of the definition of “Change of Control Event” to provide that the Transaction will not be deemed to be a Change of Control Event.

G.                                     As a part of the consideration for the waivers and consents given by the holders of units and restricted stock, the Company has agreed to amend the unit agreements and restricted stock agreements to provide for full vesting and payment of units and full vesting and free transferability of restricted stock if the holder dies or terminates employment on account of “disability” as defined in the Plan. A recent change in the law has changed the definition of “disability” that applies for these purposes.

The Company wishes to amend the definition of “disability” to comply with the change in the law and the holders of units and restricted stock have consented to the amendment.

Amendment

1.                                       Section 2.5 shall be amended by the addition of a new subsection (v) at the end to provide as follows:

(v)                                 Notwithstanding the foregoing, the closing of the transaction contemplated by the Agreement and Plan of Merger among the Company, a wholly-owned subsidiary of the Company, and Magnum Hunter Resources, Inc. shall not be deemed to the be a “Change of Control Event” for purposes of Section 10.4 of this Plan.

2.                                       Section 10.2 shall be amended by the deletion of the parenthetical in the first sentence that reads “(as defined in Section 22(e) of the Code)” and by the addition of the following at the end:

The Grantee shall be disabled if the Grantee

(i)                                     is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii)                                  is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

3.                                       This Amendment shall be effective only if the Transaction closes.

4.                                       This Amendment shall apply only to Participants who have consented to the amendments to the Plan by executing and not revoking a written waiver and amendment or other agreement with the Company.

IN WITNESS WHEREOF, this Amendment has been signed this 10th day of March, 2005 to be effective as provided in Section 3 above.

CIMAREX ENERGY CO.

By:	/s/ F. H. Merelli
Name:	F. H. Merelli
Title:	Chief Executive Officer and President